Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason Partners Income Trust of our report dated April 15, 2019, relating to the financial statements and financial highlights, which appears in Western Asset California Municipals Fund, Western Asset Emerging Markets Debt Fund, Western Asset Managed Municipals Fund, and Western Asset Short Duration Municipals Fund’s Annual Report on Form N-CSR for the year ended February 28, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
June 19, 2019